Exhibit 10.7.1

CYPRESS NON-QUALIFIED
DEFERRED COMPENSATION PLAN I

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Document No. 001-92196 Rev. *B

CYPRESS NON-QUALIFIED DEFERRED COMPENSATION PLAN I
The Cypress Semiconductor Corporation Nonqualified Deferred Compensation Plan, originally effective as of September 1, 1995, and thereafter amended, was further amended and restated in its entirety by Cypress Semiconductor Corporation (the “Company”), effective as of January 1, 2002 on behalf of itself and any designated subsidiaries and was renamed the Cypress Non-Qualified Deferred Compensation Plan II (“Plan II”). Also on January 1, 2002, the Cypress Non-Qualified Deferred Compensation Plan I (“Plan I” or “Plan”) was adopted by the Company. Plan I is similar to Plan II except that (i) the phantom investments are different than those available under Plan II, and (ii) beneficiaries of Plan I participants who die in certain situations will receive a supplemental survivor benefit. Plan I and Plan II were amended effective April 1, 2004 to permit outside directors who are also consultants to participate in the Plans. Plan I and Plan II were frozen to new deferrals as of December 31, 2004 so as to qualify these prior plans for “grandfather” treatment under Internal Revenue Code Section 409A and were renamed Pre-2005 Plan I and Pre-2005 Plan II.
To comply with Internal Revenue Code Section 409A, the Company established Plan I and Plan II, covering deferrals made on and after January 1, 2005. Plan I is similar to Plan II except that (i) the phantom investments are different than those available under Plan II, and (ii) beneficiaries of Plan I participants who die in certain situations will receive a supplemental survivor benefit.

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Plan I and Plan II were amended effective June 15, 2005 to allow the Committee, in its discretion, to permit Participants to cancel or reduce Deferral Elections in 2005 with respect to amounts deferred (or to be deferred) on or after January 1, 2005 through December 31, 2005.

•	Plans I and II were further amended effective January 1, 2006 to clarify that the definition of Compensation excludes any severance payments.

•	Plans I and II were further amended in December, 2008 to comply with the final Treasury Regulations under Internal Revenue Code Section 409A.

•	Plans I and II were further amended in January, 2009 to make clear that Cypress phantom stock is a permitted phantom investment.

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Plans 1 and II were further amended effective January 1, 2016 to update plan eligibility. Plan I was also amended to freeze the supplemental survivor benefit to two times the total amount deferred into Plan I through December 31, 2015.

•	Plan 1 was further amended on June 30, 2017 to exclude Cypress phantom stock as a permitted phantom investment.

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Effective January 1, 2018, Plan I and Plan II were then amended to designate eligibility for participation in the plans as Non-Sales employees with an annual salary equal to or greater than $200,000, or Sales employees with a total cash target

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greater than or equal to $200,000, as well as any other employee or category of employee that is approved by the CEO as eligible to participate in Plan I, and (iii) non-employee members of the Board of Directors who are also paid consultants to the Company. Plan I and Plan II were also amended to allow a maximum deferral of 90% of an employee’s quarterly bonus amount.
Throughout, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, or any subsidiary of the Company, as determined by the Company.
The purpose of Plan I is to provide supplemental retirement income and to permit eligible Participants the option to defer receipt of compensation, pursuant to the terms of the Plan. Plan I is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is intended to comply with Section 409A of the Internal Revenue Code. Participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.

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RECITALS:
1.    The Company maintains Plan I for the benefit of a select group of management or highly compensated employees designated by the Company.
2.    Under Plan I, the Company is obligated to pay vested accrued benefits, and in certain circumstances, a supplemental survivor benefit, to Plan I Participants and their beneficiary or beneficiaries (“Plan I Beneficiaries”) from the Company’s general assets.
3.    The Company has entered into an agreement (the “Trust Agreement”) with American Stock Transfer and Trust Company (the “Trustees”) under an irrevocable trust (the “Trust”) to be used in connection with Plan I.
4.    The Company intends to make contributions to the Trust so that such contributions will be held by the Trustees and invested, reinvested and distributed, all in accordance with the provisions of this Plan I and the Trust Agreement.
5.     The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.
6.     The Company intends that the existence of the Trust shall not alter the characterization of Plan I as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan I Beneficiaries prior to actual payment of the vested accrued benefits thereunder.
NOW THEREFORE, the Company does hereby establish Plan I as follows and does also hereby agree that Plan I shall be structured, held and disposed of as follows:

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ARTICLE I

PLAN I ADMINISTRATION
The Deferred Compensation Committee of the Company (the “Committee”) administers Plan I.  Subject to the specific duties delegated by the Compensation Committee, the Committee shall be responsible for the general administration and interpretation of Plan I and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:
(1)    discretionary authority to construe and interpret the terms of Plan I, and to determine eligibility and the amount, manner and time of payment of any benefits hereunder;
(2)    to prescribe forms and procedures for purposes of Plan I participation and distribution of benefits;
(3)    to direct the Trustees as to the distribution of Plan I assets; and
(4)    to take such other action as may be necessary and appropriate for the proper administration of Plan I.
The Committee may adopt such rules, regulations and bylaws and may make such decisions as it deems necessary or desirable for the proper administration of Plan I.  Any rule or decision that is not inconsistent with the provisions of Plan I shall be conclusive and binding upon all persons affected by it, and there shall be no appeal from any ruling by the Committee that is within its authority, except as otherwise provided herein. The Committee shall have the power to (i) identify investment choices for the Trust; and (ii) appoint or employ agents, recordkeepers and advisors to assist the Committee in discharging its duties under Plan I.
ARTICLE II

ELIGIBILITY, PARTICIPATION, AND BENEFICIARY DESIGNATION
Eligible Participants
The following categories of service providers (“Eligible Participants”) shall be eligible to participate in Plan I: (i) Non-Sales employees with an annual salary equal to or greater than $200,000, or Sales employees with a total cash target greater than or equal to $200,000, (ii) any other employee or category of employee that is approved by the CEO as eligible to participate in Plan I, and (iii) non-employee members of the Board of Directors who are also paid consultants to the Company. The Committee reserves the right to modify the definition of Eligible Participant at any time with the approval of the CEO. Any Eligible Participant who has commenced participation in Plan I shall be referred to in this Plan I as a “Participant.”
Participation
Each Eligible Participant may elect to commence participation in Plan I by completing a Cypress Non-Qualified Deferred Compensation Plan I participation agreement and Deferral Election

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no later than the last day of his or her Election Period. For purposes of the foregoing, an Eligible Participant’s Election Period shall be defined as: (i) for newly Eligible Participants who are eligible for the first time, the thirty (30) day period measured from the date upon which the Eligible Participant becomes eligible to participate in Plan I and any other non-qualified deferred Compensation plans required to be aggregated with Plan I under Section 409A; and (ii) for all other Eligible Participants (including Eligible Participants who formerly were Eligible Participants), no later than the due date for the irrevocable enrollment forms during the annual Open Enrollment period which is generally from December 1st to December 31st of each year (the “Annual Open Enrollment Period”) prior to the beginning of the Plan Year for which the election is effective (the calendar year is the “Plan Year”). Elections shall remain in effect for successive Plan years unless modified or revoked (with respect to future Plan Years only) in a subsequent annual Open Enrollment period.
Beneficiary DesignationEach Participant, prior to entering Plan I, may designate a beneficiary or beneficiaries to receive the remainder of any interest of the Participant and any supplemental survivor benefit under Plan I in the event of the Participant’s death. A Participant may change his or her beneficiary designation at any time by submitting a complete and approved form of beneficiary designation (including dated spousal consent, if required pursuant to the beneficiary designation form) to the Committee (or its designee). Each beneficiary designation shall be in a form prescribed by the Committee and will be effective only when filed with the Committee (or its designee) during the Participant’s lifetime. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. In the absence of a valid designation, or if no designated beneficiary survives the Participant, the Participant’s interest shall be distributed to the Participant’s estate.
ARTICLE III

PLAN I CONTRIBUTIONS AND ALLOCATIONS
Participant Deferrals.  Each Participant participating in Plan I shall, no later than the end of the applicable Enrollment Period, execute a participation agreement and Deferral Election authorizing the Company to withhold a percentage amount of the Participant’s Compensation which would otherwise be paid to the Participant with respect to services rendered. Compensation under Plan I is defined as annual base salary (or, for non-employee directors, cash consulting fees, including Cypress Incentive Plan (CIP) or Manufacturing Incentive Plan (MIP) bonuses), cash bonuses (including CIP or MIP bonuses, new product bonuses and any other cash bonuses), and any cash Sales Commissions payable to the Participant in connection with the Participant’s services to the Company; provided however, that Compensation does not include severance payments (“Compensation”). The Committee may, in its discretion, establish in the Deferral Election minimum and maximum levels of Compensation that may be deferred pursuant to Plan I. Effective January 1, 2018, the maximum deferral for quarterly bonus payments is 90%. Compensation deferrals made by a Participant under this Plan I shall be held as an asset of the Company and the Company intends to deposit the amounts deferred into the Trust.

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Sales Commissions and Bonuses Payable in a Subsequent Year. If cash bonuses (including new product bonuses and any other cash bonuses) or cash Sales Commissions are earned in one calendar year and would normally be paid in the first quarter of the ensuing calendar year, they shall be deferred and distributed based upon the election made by the Participant in the Open Enrollment period in the year prior to the year in which it was earned. For newly Eligible Participants, any such cash bonus or Sales Commission shall be deferred and distributed based upon their initial election made with respect to the year in which it was earned; provided, however, that such election may apply to no more than the total amount of such Compensation multiplied by the ratio of the number of days remaining in the applicable performance period after such election becomes irrevocable over the total number of days in the applicable performance period.
Year-End Cross-Over Payroll Periods. Pay days relating to periods of service that cross over the calendar year-end shall be covered by the Participant’s Deferral Election in effect for the later year, consistently with the default rules under Treasury Regulation §1.409A-2(a)(13).
Election Changes
A Participant may, in such form and at such time or times as the Committee may prescribe, discontinue or modify the deferral of his or her Compensation with respect to Plan Years that have not yet commenced. The Committee has the power to establish uniform and nondiscriminatory rules and from time to time to modify or change such rules governing the manner and method by which Compensation Deferral Elections shall be made, as well as the manner and method by which Compensation Deferral Elections with respect to Plan Years that have not yet commenced may be changed or discontinued temporarily or permanently. All Compensation deferral contributions shall be authorized by the Participant in writing or electronically, made by payroll deduction, deducted from the Participant’s Compensation without reduction for any taxes or withholding (except to the extent required by law or regulation) and paid over to the Trust by the Company. Notwithstanding the foregoing, each Participant shall remain liable for any and all employment taxes owing with respect to such Participant’s Compensation deferral contributions.
Limitation on Deferral Changes. The dollar amount of any Plan deferrals shall not be reduced or increased during any Plan Year by virtue of any Participant election to increase, decrease or terminate his or her rate of deferral in any other employee benefit plan, including the Company’s Employee Stock Purchase Plan, except as permitted by Code Section 409A with respect to changes in Deferral Elections under the Company’s 401(k) Employee Savings Plan and Code Section 125 flexible benefits plan (or as otherwise permitted under Code Section 409A).
Cessation of Eligible Status. In the event a Participant ceases to be an Eligible Participant while also a participant in Plan I, if such individual has not undergone a Separation From Service, he or she must continue to make Compensation deferral contributions under Plan I through the end of the Plan Year in which the individual ceases to be an Eligible Participant. Thereafter, such individual shall not make any further Compensation deferral contributions to Plan I unless or until he or she again meets the eligibility requirements of Article II above.
Company Discretionary Contributions. The Company may, in its sole discretion, make discretionary contributions to the accounts of one or more Participants at such times and in such

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amounts as the Board of the Company shall determine, subject to such vesting and distribution conditions and limitations as the Company, in its sole discretion, shall impose. To the extent such Company contributions do not vest, corresponding debits will be made to a Participant's Account, including any earnings on such forfeited amounts.
Allocations.  The Compensation deferral contributions and any Company contributions made under Plan I on behalf of a Participant shall be credited to the Participant’s Account. The Committee shall establish and maintain separate subaccounts as it determines to be necessary and appropriate for the proper administration of Plan I. The Committee may cause the Trustees to maintain and invest separate asset accounts corresponding to each Participant account. Each Participant Account consists of the aggregate interest of the Participant under Plan I (and in the Trust), as reflected in the records maintained by the Company for such purposes.
Plan to Plan Transfers.  Subject to the Committee’s discretion, Participants shall be allowed to elect to transfer their deemed investment accounts from Plan II to Plan I or from Plan I to Plan II, subject to such limitations and reallocation requirements as the Committee, in its sole discretion, determines to be appropriate; provided, however, that any such plan to plan transfers shall not change the time and method of distribution of the amounts transferred. The plan to plan transfers shall be effective as of the date specified by the Committee.
Cancellation of Elections Due to 401(k) Hardship Withdrawal, Unforeseeable Emergency Distribution, or Disability
(1)    401(k) Hardship Withdrawal. A Participant’s Deferral Election shall be automatically cancelled in the event the Participant obtains a hardship distribution from the Company’s 401(k) Plan pursuant to Treasury Regulation §1.401(k)-1(d)(3). The Participant, if still an Eligible Participant, may re-enroll in Plan I during the next Open Enrollment period.
(2)    Unforeseeable Emergency Distribution. A Participant’s Deferral Election shall be automatically cancelled in the event the Participant obtains an unforeseeable emergency distribution from Plan I or Plan II. The Participant, if still an Eligible Participant, may re-enroll in Plan I during the next Open Enrollment period.
ARTICLE IV

VESTING
A.    Compensation Deferral Contributions.  The value of a Participant’s Account attributable to Participants’ Compensation deferral contributions shall always be fully vested and nonforfeitable.
B.    Company Contributions
The value of a Participant’s Account attributable to any Company contributions pursuant to Article III.D shall vest at such time or times as the Committee may specify in connection with any such contributions. In the absence of Committee specification, a Participant’s interest in Company contributions shall be fully vested and nonforfeitable. Upon a Participant’s Separation From Service for any reason, any portion of the Participant’s Account that is not then vested (including allocable

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earnings, as determined by the Committee), shall be forfeited. Unless otherwise determined by the Board or the Committee, forfeitures shall be used to satisfy the Company’s obligation to remit contributions to the Trust under Plan I.

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ARTICLE V

GENERAL DUTIES
Committee Duties.  The Committee will provide the Trustees with a copy of any future amendment to this Plan I promptly upon its adoption. The Committee may from time to time hire outside consultants, accountants, actuaries, legal counsel or recordkeepers to perform such tasks as the Committee may from time to time determine.
Trustees’ Duties.  The Trustees shall invest and reinvest the Trust as provided in the Trust Agreement. The Trustees shall collect the income on the Trust, and make distributions therefrom, as provided in this Plan I and in the Trust Agreement.
Company Contributions.  While Plan I remains in effect, and prior to a Change of Control Event, the Company shall make contributions to the Trust at least once each quarter. The amount of any quarterly contributions shall be at the discretion of the Company. At the close of each calendar year, the Company shall make an additional contribution to the Trust to the extent that previous contributions to the Trust for the current calendar year are not equal to the total of the Compensation deferrals made by each Participant plus Company discretionary contributions, if any, accrued, as of the close of the current calendar year. The Trustees shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under Plan I in full in accordance with the terms of Plan I.
Department of Labor Determination.  In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor, the Committee will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.
ARTICLE VI

PARTICIPANTS’ ACCOUNTS
Separate Accounts.  The Committee shall open and maintain a separate Account for each Participant. Each Participant’s Account shall reflect the amounts allocated thereto and distributed therefrom and such other information as affects the value of such Account pursuant to this Plan I.
Timing of Account Credit.  Amounts deferred under Plan I shall be credited to a Participant’s Account within five business days following the date upon which such amounts would otherwise have been paid to the Participant.
Statement of Accounts.  As soon as practicable after the end of each calendar year the Committee shall furnish to each Participant a statement of Account, determined as of the end of such calendar year. Upon the discovery of any error or miscalculation in an Account, the Committee shall correct it, to the extent correction is practically feasible and permissible under Code Section 409A; provided, however, that any such statement of Account shall be

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considered to reflect accurately the status of the Participant’s Account for all purposes under Plan I unless the Participant reports a discrepancy to the Committee within six (6) months after receipt of the statement. The Committee shall have no obligation to make adjustments to a Participant’s Account for any discrepancy reported to the Committee more than six (6) months after receipt of the statement, or for a discrepancy caused by the Participant’s error. Statements to Participants are for reporting purposes only, and no allocation, valuation or statement shall vest any right or title in any part of the Trust, nor require any segregation of Trust assets, except as is specifically provided in this Plan I.
Distribution of Accounts.  Payment to a Participant shall be based on the value of the vested portion of the Participant’s Account as of the Valuation Date immediately preceding the date of distribution plus any contribution subsequently credited to such Account and less any distributions subsequently made from the Account.
ARTICLE VII

PAYMENTS TO A PLAN I PARTICIPANT OR BENEFICIARY
A.    General.  Payments of vested accrued benefits to Plan I Beneficiaries from the Trust shall generally be made in accordance with the distribution event specified by the Participant in the Deferral Election between the Company and the Participant (the “Distribution Event”). Except as otherwise expressly provided in the Participant’s Deferral Election and as set forth in Article VII below, no distribution shall be made or commenced prior to the time and manner as set forth in the Participant’s Deferral Election.
B.    Installment Payments Treated as Single Payments. All installment payments under the Plan are considered a single payment for purposes of complying with Code Section 409A.
C.     Earliest Distributions.
(i)    Regular Participants. Except as permitted by the Plan and Code Section 409A in connection with a Change of Control Event, a Corporate Dissolution, pursuant to a Bankruptcy Court Approval, a conflicts of interest or ethics rules distribution under Article 7.T., a FICA and related income tax distribution under Article 7.U., a state, local or foreign tax distribution under Article 7.V., or a Code Section 409A Distribution under Article 7.W., in no event may the account of a Participant who is not a Specified Employee be distributed earlier than (i) the Participant’s Separation From Service, (ii) the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time under Article 7.J. hereunder, (v) a Change of Control Event, (vi) the occurrence of an Unforeseeable Emergency, or (vii) to an individual other than the Participant pursuant to a Domestic Relations Order.
(ii)    Specified Employee Participants. Except as permitted by the Plan and Code Section 409A in connection with a Change of Control Event, a Corporate Dissolution, pursuant to a Bankruptcy Court Approval, a conflicts of interest or ethics rules distribution under Article 7.T., a FICA and related income tax distribution under Article 7.U., a state, local or foreign tax distribution under Article 7.V., or a Code Section 409A Distribution under Article 7.W., in no event may a Specified Employee’s account be distributed earlier than (i) six (6) months following the Specified

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Employee’s Separation From Service (or if earlier, the Specified Employee’s death), (ii) six (6) months following the Specified Employee’s Disability, (iii) the Specified Employee’s death, (iv) a specified time under Article 7.J. hereunder, (v) a Change of Control Event, (vi) the occurrence of an Unforeseeable Emergency, or (vii) to an individual other than the Participant pursuant to a Domestic Relations Order. In the event a Specified Employee’s Plan distributions are delayed due to the six-month delay requirement, the amounts otherwise payable to the Specified Employee during such period of delay shall be paid on a date that is at least six months and one day following Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends (or, if earlier, upon the death of the Specified Employee). The Participant’s other scheduled distributions, if any, shall not be affected by the period of delay.
D.    Small Account Lump-Sum Distribution. If, on the date of a Participant’s Separation From Service, their Accounts under Pre-2005 Plan I, Pre-2005 Plan II, Plan I, Plan II and any other non-qualified deferred Compensation plans required to be aggregated with such plans pursuant to Treasury Regulation §1.409A-1(c)(2) total, in the aggregate, less than the then applicable limit under Internal Revenue Code Section 402(g)(1)(B) (e.g., $18,000 in 2017, then all Accounts under all such plans, including Participant’s Account under this Plan I, shall be distributed in a lump-sum in the month following such Participant’s Separation From Service, or, if the Participant is a Specified Employee, in the seventh month following such Participant’s Separation From Service; provided, however, that in the event such Accounts increase in value so that their aggregate value exceeds the then applicable limit under Internal Revenue Code Section 402(g)(1)(B) on the scheduled payment date, such Accounts shall instead be paid in accordance with the Plan and the Participant’s Deferral Elections.

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E.    Upon Retirement – Plan Year 2005 Through 2008 Deferrals.  With respect to amounts deferred in Plan Years 2005 through 2008, if a Participant has a Separation From Service pursuant to Participant’s retirement at age 55 or greater but with at least ten full years of continuous employment, or for outside director Participants, age 55 or greater and ten full years of continuous service as a Board member (either case shall be referred to in this Plan I as “Retirement”), then Participant shall receive, pursuant to the election selected in his or her timely submitted Deferral Election(s) a distribution of his or her Account balance in (i) a lump-sum, (ii) a partial lump-sum combined with up to fifteen years of annual payments, or (iii) two to fifteen years of annual payments, each such payment equal to 1/n of the Participant’s vested accrued benefit where n is the number of installments remaining to be paid, (an “Annual Payment”); provided, however, that to the extent a Participant is permitted to and makes differing distribution elections for amounts deferred in different Plan Years, then the deferrals for each Plan Year (including earnings and losses thereon) shall be distributed in one of the three permitted methods in accordance with such Deferral Elections.
F.    Upon Death – Plan Year 2005 Through 2008 Deferrals.  With respect to amounts deferred in Plan Years 2005 through 2008, if a Participant dies, then the Participant’s beneficiary will receive their remaining Account balance in either a lump-sum or in five Annual Payments, as specified in the Participant’s Deferral Election; provided, however, that to the extent a Participant is permitted to and makes differing distribution elections for amounts deferred in different Plan Years, then the deferrals for each Plan Year (including earnings and losses thereon) shall be distributed in one of the two permitted methods in accordance with such Deferral Elections.
Non-Retirement Separations From Service – Plan Year 2005 Through 2008 Deferrals.  With respect to amounts deferred in Plan Years 2005 through 2008, in the event a Participant has a Separation From Service that does not qualify as a Retirement, then his or her Account balance shall be distributed in a lump-sum within 60 days following such Separation From Service.
All Separations From Service and Death – Plan Year 2009 and Later Deferrals. With respect to amounts deferred in Plan Years 2009 and later, if a Participant dies or undergoes any Separation From Service, then Participant shall receive, pursuant to the election selected in his or her timely submitted Deferral Election(s) a distribution of his or her Account balance in (i) a lump-sum, (ii) a partial lump-sum combined with up to fifteen years of annual payments, or (iii) two to fifteen years of Annual Payments; provided, however, that to the extent a Participant is permitted to and makes differing distribution elections for amounts deferred in different Plan Years, then the deferrals for each Plan Year (including earnings and losses thereon) shall be distributed in one of the three permitted methods in accordance with such Deferral Elections.
Scheduled In-Service Distribution.  A Participant may elect, as provided in his or her Participant Deferral Election, to receive one or more scheduled in-service (i.e., prior to a Separation From Service) distributions from their Account balance without an early withdrawal penalty. Any such distributions must be at least two full Plan Years following the date of the Participant’s Deferral Election. Each scheduled in-service distribution may be postponed (but only once) in accordance with Article 7.O. If a Participant specifies that a dollar amount will be distributed and the Account balance is less than the dollar amount, then the entire Account will be distributed. A Participant may neither

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increase nor decrease the amount or percentage specified for an in-service distribution once their initial election is made. In the event a Participant undergoes a Separation From Service prior to a scheduled in-service distribution, the in-service distribution election shall be without further force and effect and the applicable Separation From Service distribution provisions of Plan I and the Participant’s Deferral Election shall control.
Supplemental Survivor Benefit. If a Participant dies prior to undergoing a Separation From Service, then, in addition to the Account distributions relating to his or her Deferral Elections, his or her beneficiary shall receive a taxable survivor benefit equal to two times the total amount deferred into Plan I through December 31, 2015, including certain amounts deferred under Plan II that were transferred to Plan I (as described below), and excluding certain distributions (as described below) and amounts transferred from Plan I to Plan II, up to a maximum benefit of three million dollars ($3,000,000), including any supplemental survivor benefit under Pre-2005 Plan I governing deferrals prior to January 1, 2005. For the purpose of determining the amount of the supplemental survivor benefit, earnings or losses on deferrals are not included. Any Plan I distributions prior to death and any Plan I to Plan II transfers not subsequently re-transferred back to Plan I shall reduce the Plan I deferral balance by a pro rata amount, calculated as of the distribution Valuation Date. Any Plan II transfers to Plan I shall carry a pro rata credit for Plan II deferrals. With respect to Plan II to Plan I transfers that result in a supplemental survivor benefit payout (except for Plan II to Plan I transfers of amounts originally deferred to Plan I and subsequently transferred to Plan II), such supplemental survivor payout will be made simultaneously with the last payout scheduled to be made pursuant to the Deferral Elections in force with respect to the amount transferred from Plan II to Plan I. Otherwise, the supplemental survivor benefit will be paid out in a full lump-sum payment in the year in which the Participant dies, except if the Participant dies in December, in which case the supplemental survivor benefit will be paid in the following calendar year.
Example I: Participant A defers $1,750,000 to Plan I. This appreciates to $2,000,000. Participant A then dies prior to a Separation From Service. Because the Supplemental Survivor Benefit is capped at $3,000,000, her beneficiary receives a $3,000,000 Supplemental Survivor Benefit.
Example II: Participant A defers $100,000 into Plan II. This appreciates to $130,000, at which time it is transferred to Plan I. Participant A then defers $25,000 into Plan I. Subsequently, Participant A’s Plan I total account value declines to $80,000 based upon her phantom investments diminishing in value. Participant A dies while on a Company-approved leave of absence that is not a Separation From Service. Due to Participant A’s $100,000 Plan II transfer deferral credit, and her $25,000 deferral credit under Plan I, her beneficiary receives a $250,000 Supplemental Survivor Benefit.
Example III: Participant A defers $100,000 into Plan II. This depreciates to $65,000, at which time it is transferred to Plan I. Participant A then defers $25,000 into Plan I. Subsequently, Participant A’s Plan I total account value declines to $40,000 based upon her phantom investments diminishing in value. Participant dies while on a Company-approved leave of absence that is not a

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Separation From Service. Due to Participant A’s $100,000 Plan II transfer deferral credit, and her $25,000 deferral credit under Plan I, her beneficiary receives a $250,000 Supplemental Survivor Benefit.
Example IV: Participant B has deferred $150,000 into Plan II. The Plan II account appreciates to $250,000, at which time $125,000 is transferred to Plan I. Participant B thereafter defers $30,000 to Plan I. The Plan I account subsequently appreciates to $235,000, at which time Participant B receives a scheduled $110,000 in-service distribution from Plan I. Subsequently Participant B’s Plan I account appreciates to $150,000, at which time Participant B dies prior to any Separation From Service.

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The Plan II transfer deferral credit equals $75,000, because the total deferrals under Plan II at the time of distribution were $150,000, and because the transfer of 50% of the Plan II balance results in a pro rata 50% transfer of the Plan II deferral credit.

•	The Total Plan I deferrals equal $30,000.

•	At the time of the distribution, the total Plan I deferral credit is $105,000 = Plan II transfer credit of $75,000 plus Plan I deferrals of $30,000.

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The $110,000 Plan I distribution results in a pro rata reduction in the Plan I deferral credit. The $110,000 distribution is divided by the then Total Plan I account value of $235,000 resulting in .468. Because distributions result in a pro rata reduction of deferral credit, .468 is multiplied by the total Plan I deferral credit of $105,000 = $49,140. This amount is reduced from the Total Plan I deferral credit ($105,000 - $49,140) resulting in a post-distribution Total Plan I deferral credit of $55,860.

•	Upon Participant B’s death, his beneficiary receives a Supplemental Survivor Benefit equal to 2 x $55,860 = $111,720.
Example V: Participant C defers $1,400,000 to Plan I. Participant C has a Separation From Service. Shortly thereafter, Participant C dies. Because on her date of death Participant C had already undergone a Separation From Service, her beneficiary does not receive a Supplemental Survivor Benefit.
Example VI: In 2009, Participant D defers $100,000 to Plan II and elects to receive payments upon death in five annual installments. In 2010, Participant D defers $50,000 to Plan II and elects to receive payments upon death in ten annual installments. The Plan II account remains at a value of $150,000. In 2011, Participant transfers the entire $150,000 Plan II account to Plan I. In 2012, Participant D dies prior to his Separation From Service, earning a $300,000 Supplemental Survivor Benefit. The 2009 deferrals, including earnings and losses, are paid out ratably over five years. The 2010 deferrals, including earnings and losses, are paid out ratably over ten years. Because it results from a Plan II to Plan I transfer, the Supplemental Survivor Benefit of $300,000 (it is not subject to earnings or losses or interest) is paid out simultaneously with the tenth installment of the 2010 deferrals.

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G.     Method of Distribution.  Except as specified otherwise in this Article 7, payment to any Plan I Beneficiary shall be made (i) in accordance with the Deferral Election executed by the Participant, (ii) in cash, (iii) in a lump-sum, or (iv) in annual payments.
H.    Lump-Sum Distribution Timing. For Participants receiving a lump-sum distribution (other than a small account lump-sum distribution under Article 7.D. hereof, which shall be paid in accordance with that subsection) the value of their Account (or portion thereof specified in the Participant’s election) shall be paid in a lump-sum cash payment no later than the end of the year in which their Separation From Service occurs (or if their Separation From Service occurs in December of any year, no earlier than January 1 of the following year and no later than December 31 of such following year), or, for Specified Employees (or their estates or beneficiaries), at least six months and one day after the date upon which they incur a Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends or, if earlier, upon their death.
I.    Installment Distribution Timing. Installment payments shall commence no later than the end of the year following the triggering distribution event (except if the triggering event is a Separation From Service or death occurring in December, in which case the payments shall commence in the following year), or, for Specified Employees undergoing a Separation From Service triggering event, as soon as is practicable at least six months and one day after the date upon which they incur a Separation From Service, but no later than the end of the calendar year in which such six month and one day period ends. However, in no event may installment payments be made over a period exceeding fourteen years following the first installment, even if the payments are postponed pursuant to an election made under Article 7.O. hereof.
J.    Subsequent Election to Delay or Change Form of Payment.
(1)    A Participant’s election to receive a retirement, Disability or in‑service distribution may be delayed or the form of payment changed by filing an election, in the form required by the Committee, at least one year in advance of the date upon which any distribution would otherwise have been made pursuant to the prior election. Such election shall not be effective for a period of one (1) year, and must delay the initial payment by a period of at least five (5) years, but may not result in the initial payment occurring more than then ten (10) years following Retirement or Disability. In the absence of such timely filed election, the value of such Participant’s Account shall be distributed in accordance with their previously timely filed Account election.
(2)    Because Plan installment payments are considered a single payment for purposes of Code Section 409A. A subsequent election may accelerate the method of distribution. For example, if a Participant initially elected to receive retirement or Disability payments in five annual installments following Participant’s Separation From Service, Participant could make a timely election to instead take a lump-sum distribution five years following Participant’s Separation From Service. Moreover, a subsequent election may change a lump-sum distribution to an installment election, so long as, in either case, the initial payment is delayed for a period of at least five (5) years, the election is not effective for one (1) year and is made at least one (1) year in advance of the date upon which the first distribution would have otherwise been made.

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(3)    Because installment payments are treated as a single payment, any subsequent election must apply to all of the installment payments. For example, if a Participant initially elected to receive retirement or Disability payments in five annual installments following her Separation From Service, the Participant may not elect to defer the 1st, 2nd, 3rd and 5th installments only, but must also defer the 4th installment.
Distributions From Trust; Withholding.  The Company shall deliver to the Trustees a schedule for each Participant (the “Payment Schedule”) that indicates the amounts payable to each Participant (and his or her beneficiaries), unless the Trustee does not require a Payment Schedule, that provides a formula or other instructions acceptable to the Trustees for determining the amounts so payable, the form in which such amount is to be paid and the time of commencement for payment of such amounts. The Payment Schedule shall be delivered to the Trustees not fewer than 15 days prior to the first date on which a payment is to be made to the Participant. Any change to a Payment Schedule shall be delivered to the Trustees not fewer than 15 days prior to the date on which the first payment is to be made in accordance with the changed Payment Schedule. Except as otherwise provided herein, the Trustees shall cause the Company or the Trust to make payments to Participants and their beneficiaries in accordance with such Payment Schedule. The Trustees shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of Plan I benefits and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company, it being understood among the parties hereto that the Company shall on a timely basis provide the Trustees specific information as to the amount of taxes from the Trustees and properly pay and report such withheld taxes from the Trustees and properly pay and report such amounts to the appropriate taxing authorities.
K.    Certain Distributions.  In case of any distribution to a minor or to a legally incompetent person, the Committee may (1) direct the Trustees to make the distribution to his legal representative, to a designated relative, or directly to such person for his benefit, or (2) instruct the Trustees to use the distribution directly for his support, maintenance, or education. The Trustees shall not be required to oversee the application, by any third party, of any distributions made pursuant to this Article.
L.    Phantom Cypress Stock.  Distributions of accounts with allocations credited to phantom Cypress stock shall be made in cash.
Domestic Relations Order Distributions.  The Committee, in its sole discretion, may accelerate a payment (or payments) make such payments to an individual other than the Participant as necessary to comply with the terms of a Domestic Relations Order.
M.    Conflicts of Interest and Ethics Rules Distributions.  The Committee, in its sole discretion, may accelerate a payment (or payments) as necessary (i) for any U.S. federal officer or employee in the executive branch of the U.S. federal government to comply with an ethics agreement with the U.S. federal government, or (ii) to avoid violating a U.S. federal, state, local or foreign ethics law or conflicts of interest law, as specified under Code Section 409A.

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N.    FICA and Related Income Tax Distribution.  The Committee, in its sole discretion, may permit a distribution from a Participant’s Account sufficient to pay any FICA Amounts due upon the vesting of any Company contribution as well as to satisfy the income tax withholding requirements with respect to the FICA Amount and income tax payments under this Article 7.U. In no event may the total payment under this Article 7.T. exceed the aggregate of the FICA Amount and the related income tax withholding.
O.    State, Local and Foreign Tax Distribution.  The Committee, in its sole discretion, may permit a distribution from a Participant’s Account sufficient to pay any state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan prior to the scheduled distribution of such amount. In the event the Committee exercises such discretion, the Committee may also permit a distribution sufficient to pay related income tax withholding in accordance with Code Section 409A. In no event may the total payment under this Article 7.V. exceed the aggregate amount of such taxes due.
P.    Code Section 409A Distribution.  In the event that the Plan fails to satisfy the requirements of Code Section 409A, then the Company, in its sole discretion, may permit a distribution from a Participant’s Account up to the maximum amount required to be included in income as a result of the failure to comply with Code Section 409A.
Special 2005 Election. Notwithstanding any other provision of this Plan I, in the period commencing June 15, 2005 and ending December 31, 2005, the Committee, in its sole discretion, may permit one or more Participants to cancel or reduce Deferral Elections with respect to amounts deferred (or to be deferred) under this Plan I on or after January 1, 2005 up through December 31, 2005 in accordance with Q&A-20 under IRS Notice 2005-1, subject to the Participant entering into such cancellation or reduction agreements as are specified by the Committee.

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ARTICLE VIII

CHANGE OF CONTROL

The Company, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions within 30 days prior to or 12 months following a Change of Control Event by means of an irrevocable election; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.

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ARTICLE IX
TERMINATION DUE TO CORPORATE DISSOLUTION OR PURSUANT TO BANKRUPTCY COURT APPROVAL
A.    Corporate Dissolution.  The Company, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions within 12 months following a Corporate Dissolution; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.
B.     Bankruptcy Court Approval.  The Company, in its sole discretion, may terminate the Plan and accelerate all scheduled Plan distributions pursuant to Bankruptcy Court Approval; provided that such termination and distribution acceleration complies with the requirements of Code Section 409A.

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ARTICLE X

UNFORESEEABLE EMERGENCY DISTRIBUTIONS
With the consent of the Committee, a Participant may withdraw up to one hundred percent (100%) of his or her Account as may be required to meet a sudden Unforeseeable Emergency of the Participant. Such distribution may only be made if the amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

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ARTICLE XI

CLAIMS PROCEDURE
A.    Claims and Review Procedures
(1)    Purpose. Every Participant or Beneficiary (or his or her representative who is authorized in writing by the Claimant to act on his or her behalf) (hereinafter collectively, “Claimant”) shall be entitled to file with the Committee (and subsequently with the individual(s) designated to review claims appealed after being initially denied by the Committee (the “Deferred Compensation Committee”)) a written claim for benefits under the Plan. The Committee shall be able to establish such rules, policies and procedures, consistent with ERISA and the Plan, as it may deem necessary or appropriate in carrying out its duties and responsibilities under this Article 11. In the case of a denial of the claim, the Committee shall provide the Claimant with a written or electronic notification that complies with Department of Labor Regulation Section 2520.104b-1(c)(1).
(2)    Denial of Claim. If a claim is denied by the Committee (or its authorized representative), in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
(i)    specific reason(s) for the denial;
(ii)    reference to the specific Plan provision(s) on which the denial is based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary; and
(iv)    an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review (as set forth in Section 11(A)(4) below).
The denial notice shall be furnished to the Claimant no later than ninety (90) days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, then notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
(3)    Claim Review Procedure. The Claimant may request review of the denial at any time within sixty (60) days following the date the Claimant received notice of the denial of his or her

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claim. The Committee shall afford the Claimant a full and fair review of the decision denying the claim and, if so requested, shall:
(i)    provide the Claimant with the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    provide that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (other than documents, records and other information that is legally-privileged) relevant to the Claimant’s claim for benefits; and
(iii)    provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(4)    If the claim is subsequently also denied by the Committee, in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
(i)    specific reason(s) for the denial;
(ii)    reference to the specific Plan provision(s) on which the denial is based; and
(iii)    an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
(5)    The decision on review shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
(6)    Special Procedure for Claims Due to Disability. To the extent an application for distribution as a result of a Disability requires the Committee, as applicable, to make a determination of Disability under the terms of the Plan, then such determination shall be subject to all of the general rules described in this Article, except as they are expressly modified by this Article.
(i)    The initial decision on the claim for a Disability distribution will be made within forty-five (45) days after the Plan receives the Claimant’s claim, unless special circumstances require additional time, in which case the Committee will notify the Claimant before the end of the initial forty-five (45)-day period of an extension of up to thirty (30) days. If necessary, the Committee may notify the Claimant, prior to the end of the initial thirty (30)-day extension period, of a second extension of up to thirty (30) days. If an extension is due to the

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Claimant’s failure to supply the necessary information, then the notice of extension will describe the additional information and the Claimant will have forty-five (45) days to provide the additional information. Moreover, the period for making the determination will be delayed from the date the notification of extension was sent out until the Claimant responds to the request for additional information. No additional extensions may be made, except with the Claimant’s voluntary consent. The contents of the notice shall be the same as described in Article 11(A)(2) above. If a disability distribution claim is denied in whole or in part, then the Claimant will receive notification, as described in Article 11(A)(2).
(7)    If an internal rule, guideline, protocol or similar criterion is relied upon in making the adverse determination, then the denial notice to the Claimant will either set forth the internal rule, guideline, protocol or similar criterion, or will state that such was relied upon and will be provided free of charge to the Claimant upon request (to the extent not legally privileged) and if the Claimant’s claim was denied based on a medical necessity or experimental treatment or similar exclusion or limit, then the Claimant will be provided a statement either explaining the decision or indicating that an explanation will be provided to the Claimant free of charge upon request.
(8)    Any Claimant whose application for a Disability distribution is denied in whole or in part, may appeal the denial by submitting to the Committee a request for a review of the application within one hundred and eighty (180) days after receiving notice of the denial. The request for review shall be in the form and manner prescribed by the Committee. In the event of such an appeal for review, the provisions of Article 11(A)(3) regarding the Claimant’s rights and responsibilities shall apply. Upon request, the Committee will identify any medical or vocational expert whose advice was obtained on behalf of the Committee in connection with the denial, without regard to whether the advice was relied upon in making the determination. The entity or individual appointed by the Committee to review the claim will consider the appeal de novo, without any deference to the initial denial. The review will not include any person who participated in the initial denial or who is the subordinate of a person who participated in the initial denial.
(9)    If the initial Disability distribution denial was based in whole or in part on a medical judgment, then the Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the initial determination nor is the subordinate of any person who was consulted in connection with that determination. The Committee must include in any notice of an adverse determination on review either an explanation of the clinical basis for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
(10)    A decision on review shall be made promptly, but not later than forty-five (45) days after receipt of a request for review, unless special circumstances require an extension of time for processing. If an extension is required, the Claimant will be notified before the end of the initial forty-five (45)-day period that an extension of time is required and the anticipated date that the review will be completed. A decision will be given as soon as possible, but not later than ninety (90) days after receipt of a request for review. The Committee must give notice of its decision to the Claimant; such notice must comply with the requirements set forth in paragraph (h) above. In addition, if the Claimant’s claim was denied based on a medical necessity or experimental treatment

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or similar exclusion, then the Claimant will be provided a statement explaining the decision, or a statement providing that such explanation will be furnished to the Claimant free of charge upon request. The notice shall also contain the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
B.    Exhaustion of Claims Procedure and Right to Bring Legal Claim.  No action in law or equity shall be brought more than one (1) year after the Committee’s affirmation of a denial of the claim, or, if earlier, more than four (4) years after the facts or events giving rise to the Claimant’s allegation(s) or claim(s) first occurred.

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ARTICLE XII

MISCELLANEOUS
A.    Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan I. Any and all of the assets of the Company shall be, and remain, the general unpledged, unrestricted assets of the Company. The obligation of the Company under Plan I shall be merely that of an unfunded and unsecured promise to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.
B.    Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by Plan I and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from Plan I, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
Withholding.  ,All taxes that are required to be withheld by the Company shall be deducted from each payment made under Plan I, as applicable. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.
Legal Representation.  The Company will reimburse all reasonable legal fees and expenses incurred by a Plan I Beneficiary in seeking to obtain or enforce any right or benefit provided by Plan I. This reimbursement right applies only to claims made after a Change of Control Event and only for fees and expenses incurred after a Plan I Beneficiary has exhausted the claims and appeals procedure specified in Article IX. No reimbursement shall be made if the request is found to be frivolous by a court of competent jurisdiction.
Amendment, Modification, Suspension or Termination.  The Committee may amend, modify, suspend or terminate Plan I in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of Plan I or any Plan I amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan I is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Article VII.
Governing Law.  This Plan I shall be construed, governed and administered in accordance with the internal substantive laws of the State of California (other than the choice of law principles).

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Receipt or Release.  Any payment to a Plan I Beneficiary in accordance with the provisions of Plan I shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Plan I Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
H.    Payments on Behalf of Persons under Incapacity.  In the event that any amount becomes payable under Plan I to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
I.    No Employment or Other Rights.  Participation in this Plan I shall not confer upon any person any right to be employed by the Company (or for outside director Participants, any right to remain in service as a Board member) or any other right not expressly provided hereunder.
J.    Headings. Headings and subheadings in this Plan I are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
K.    Successorship.  This Plan I shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto; and any such successor shall be deemed to be the “Company” under this Plan I. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Trustees in writing of its successorship and furnish the Trustees with the name or names of any person or persons authorized to act for the Company. In no event shall any such transaction described herein suspend or delay the rights of Plan I Beneficiaries to receive their vested accrued benefits hereunder.
L.    Plan I Document.  This document, the prospectus to Plan I, the Deferral Election, certain definitions expressly mentioned herein that are defined in the Cypress Semiconductor 401(k) Employee Savings Plan, the Trust Agreement, and any other documents identified by the Committee, comprise the Plan documents for Plan I.
M.    Definitions
(1)    “Account” means the bookkeeping account established to reflect the interest of a Participant or beneficiary in Plan I.
(2)         “Bankruptcy Court Approval” means the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A).
(3)         “Cause” means: (i) Participant’s continued failure to substantially perform Participant’s principal duties and responsibilities (other than as a result of disability or death) after thirty (30) days written notice from the Company specifying the nature of Participant’s failure and demanding that such failure be remedied; (ii) Participant’s material and continuing breach of his or her obligations to the Company set forth in any written agreement between the Company and

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Participant or any written policy of the Company after thirty (30) days written notice from the Company specifying the nature of Participant’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Participant’s arrest for a felony, fraud or an act of moral turpitude; or (iv) act or acts of dishonesty undertaken by Participant and intended to result in personal enrichment of Participant at the expense of the Company.
(4)         “Change of Control Event” means a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined under Code Section 409A.
(5)         “Code Section 409A” means Code Section 409A and the proposed or final (as applicable) Treasury regulations and other official guidance promulgated thereunder.
(6)         “Corporate Dissolution” means a dissolution of the Company that is taxed under Code Section 331.
(7)         “Deferral Election” means the documents that encompass the (i) the Deferred Compensation Plan I Beneficiary Designation, (ii) the Deferred Compensation Plan I Distribution Election Form, (iii) the Deferred Compensation Plan I Participation Agreement and Deferral Election, (iv) the Deferred Compensation Plan I Investment Allocation Form for Future Deferrals, (v) the Deferred Compensation Plan I Investment Allocation Change Form, and (vi) any other documents provided to Participants relating to their Plan I deferral election decisions.
(8)         “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(9)         “Domestic Relations Order” means a court order that qualifies as a domestic relations order under Code Section 414(p)(1)(B).
(10)    “FICA Amount” means the aggregate Federal Insurance Contributions Act (FICA) tax imposed on any Account under Code Sections 3101, 3121(a) and 3121(v)(2), as applicable, and any corresponding tax withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount.
(11)    “Involuntary Termination” means a Participant’s termination of employment (or for outside director Participants, termination of service as a Board member) with the Company because of the Company’s downsizing and/or restructuring, as determined in the sole discretion of the Committee.
(12)    “Plan Year” means the calendar year.

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(13)    “Sales Commissions” means “sales commission compensation” as such term is defined in Treasury Regulation §1.409A-2(a)(12)(i).
(14)    “Separation From Service” means a separation from service as defined under Code Section 409A. For this purpose, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such 6-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(15)    “Specified Employee” means a “key employee” as such term is defined in Internal Revenue Code Section 416(i) without regard to paragraph five (5) thereof. As of 2016, this generally includes (i) the top fifty (50) Company officers making at least $200,000 per year, (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company making more than $150,000 per year. For purposes of the preceding sentence, “compensation” means Compensation as such term is defined in the Company’s 401(k) Employee Savings Plan. The determination of whom is a Specified Employee shall be made on December 31 of each year, shall include any employee who qualified as a Specified Employee at any time during the preceding twelve-month period and shall be effective on the following April 1.
(16)    “Unforeseeable Emergency” means a severe financial hardship to Participant resulting from an illness or accident of Participant, the Participant’s spouse or a dependent of Participant (as defined in Section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.
(17)    “Valuation Date” means, except as otherwise specified by the Committee, (i) for distributions hereunder and for allocations of deferrals and re-allocations of amounts previously deferred, that the Participant’s Account shall be valued as of the last business day of the week preceding the transaction, and (ii) for permitted plan to plan transfers made prior to January 1, 2009, the last business day of the Plan Year.
CYPRESS SEMICONDUCTOR
CORPORATION
By:
(Title)
Date:__________________

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